NEWS RELEASE

January 25, 2006

WEALTH ANNOUNCES MACKENZIE GOLD PROJECT RESULTS

Vancouver, British Columbia…  Wealth Minerals Ltd. (the “Company” or “Wealth”) - (TSX Venture Exchange: WML, OTC: WMLLF, Frankfurt: EJZ), is pleased to provide an update on its Mackenzie Gold Project, located in central British Columbia, Canada. The Mackenzie Project consists of five claim blocks aggregating a total of 65,904.476 hectares. The claims lie within a north westerly trending belt measuring approximately 90 km long by an average of 12 km wide.

The Mackenzie Project exhibits many of the characteristics of Sediment Hosted Vein deposit (SHV) districts, global examples include: Bendigo-Balarat, Australia; Muruntau - 80 M oz., Uzbekistan; Sukhoy Log - 20 M oz., and Olympiada, Russia and Macrae's Flat - 5 M oz., New Zealand.

Results from the extensive sampling program completed during the 2005 field season have now been received and interpreted. A total of 2,762 samples comprising: (1) heavy mineral stream sediment concentrates (HMC), (2) BLEG (bulk leach-extractable gold), (3) sieved, stream sediments, and (4) conventional, base-of-slope soils samples were collected and the results interpreted by Discovery Consultants of Vernon, British Columbia. Unfortunately an early snowfall prevented the completion of detailed grid sampling in areas of coincident, anomalous gold values in silt and soil samples.

The sampling program has established the regional nature of the anomalous gold values.  A total of nine source areas have been outlined, the most significant one covering an area of approximately 200 km². Within this area, the bulk of the HMC's are highly anomalous, i.e. greater than 5 - 15 micrograms of gold with a maximum value of 586.4 micrograms of gold.

Similarly, numerous sieved silt samples are anomalous within this large source area, for example, greater than 15 ppb (parts per billion) gold with a large number being in excess of 100 ppb gold (maximum of 1142 ppb gold – see attached maps).  A significant number of gold grains have been picked from heavy mineral concentrate samples by CF Mineral Research Ltd. of Kelowna. Optical and SEM images of selected grains indicate relatively nearby bedrock sources.

While early in the exploration process, Paul Klipfel, an internationally renowned SHV specialist, continues to provide external peer review on the Company’s exploration efforts.  His recent findings indicate that all the key characteristics necessary to form a bulk tonnage deposit are present on the property.

Future work will consist of detailed soil sampling grids in addition to prospecting and test pitting of zones of coincident, anomalous gold in silt and soil samples. Field work is expected to begin as soon as regional weather conditions permit, tentatively scheduled to recommence in June, 2006.

The company is very encouraged by results to date as the project covers a mineral deposit setting previously unrecognized in British Columbia.

Wealth Minerals Ltd. is a mineral exploration company with 13.0 million shares outstanding, approximately Cdn$3.0 million in treasury and listings on the TSX Venture, OTCBB and Frankfurt Exchanges.

On Behalf of the Board of Directors of

WEALTH MINERALS LTD.

“Jerry Pogue”

Director

For further information, please contact:

Glenn Shand

Phone: 604-331-0096 or 888-331-0096

E-mail: info@wealthminerals.com

Web site:  www.wealthminerals.com

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release, which has been prepared by management.

This release contains forward-looking statements within the meaning of the “safe harbour'' provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The Company assumes no obligation to update any forward-looking information contained in this news release.

Suite 1901 – 1177 West Hastings Street, Vancouver, BC Canada V6E 2K3

Tel 604.331.0096  Fax 604.408.7499

www.wealthminerals.com